Exhibit (a)(1)(B)

This letter of transmittal (the “Letter of Transmittal”) outlines the definitive terms and conditions under which beneficial holders (each, a “Noteholder”) of the 5.00% Convertible Senior Notes due 2021 (the “Convertible Notes”) of Gran Tierra Energy Inc. (“GTE” or the “Company”) may validly tender or deposit their Convertible Notes according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Company’s related offer to purchase dated June 5, 2019 (the “Offer to Purchase”), “Procedure for Depositing Convertible Notes” to Computershare Investor Services Inc. (the “Depositary”) for acceptance of the offer (the “Offer”) by GTE to purchase all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount) at the purchase price of US$1,075 per US$1,000 principal amount of Convertible Notes. In order to deposit such Convertible Notes, a Noteholder must direct its investment dealer, broker, bank, trust company or other nominee to accept the Offer in the manner required by its nominee.

The terms, conditions and definitions used in the Offer to Purchase and accompanying issuer bid circular of GTE dated June 5, 2019 (together with the Offer to Purchase, the “Offer and Circular”) are incorporated by reference in this Letter of Transmittal. Capitalized terms used and not defined herein have the meanings given to them in the Offer and Circular.

LETTER OF TRANSMITTAL

IN RESPECT OF THE OFFER OF

GRAN TIERRA ENERGY INC.

TO PURCHASE FOR CASH

ALL OF THE ISSUED AND OUTSTANDING 5.00% CONVERTIBLE SENIOR NOTES DUE 2021 (BEING US$115,000,000 AGGREGATE PRINCIPAL AMOUNT) OF GRAN TIERRA ENERGY INC. AT A PURCHASE PRICE OF US$1,075 PER US$1,000 PRINCIPAL AMOUNT OF CONVERTIBLE NOTES

THE OFFER WILL COMMENCE ON JUNE 6, 2019 AND EXPIRE AT 2:00 P.M. (CALGARY TIME) ON JULY 12, 2019, UNLESS WITHDRAWN OR EXTENDED OR VARIED BY THE COMPANY (SUCH TIME AND DATE, THE “EXPIRATION DATE”).

NOTEHOLDERS MUST VALIDLY TENDER OR DEPOSIT THEIR CONVERTIBLE NOTES PRIOR TO THE EXPIRATION DATE IN ORDER TO PARTICIPATE IN THE OFFER AND BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE.

CONVERTIBLE NOTES DEPOSITED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME: (I) PRIOR TO THE EXPIRATION DATE; (II) IF THE CONVERTIBLE NOTES HAVE NOT BEEN TAKEN UP BY THE COMPANY BEFORE ACTUAL RECEIPT BY THE DEPOSITARY OF A NOTICE OF WITHDRAWAL IN RESPECT OF SUCH CONVERTIBLE NOTES; (III) IF THE CONVERTIBLE NOTES HAVE BEEN TAKEN UP BUT NOT PAID FOR BY THE COMPANY WITHIN THREE BUSINESS DAYS OF BEING TAKEN UP; (IV) BEFORE THE EXPIRATION OF 10 DAYS FROM THE DATE THAT A NOTICE OF CHANGE OR NOTICE OF VARIATION (OTHER THAN A VARIATION THAT (A) CONSISTS SOLELY OF AN INCREASE IN THE CONSIDERATION OFFERED FOR THE CONVERTIBLE NOTES UNDER THE OFFER WHERE THE TIME FOR DEPOSIT IS NOT EXTENDED FOR GREATER THAN 10 DAYS, OR (B) CONSISTS SOLELY OF THE WAIVER OF A CONDITION OF THE OFFER) HAS BEEN GIVEN IN ACCORDANCE WITH THE OFFER TO PURCHASE; OR (V) IF NOT YET ACCEPTED BY JULY 16, 2019, WHICH IS 40 DAYS FROM THE COMMENCEMENT OF THE OFFER.

NOTEHOLDERS THAT DESIRE TO PARTICIPATE IN THE OFFER AND RECEIVE THE APPLICABLE PURCHASE PRICE AND ANY OTHER APPLICABLE AMOUNT MUST CAUSE AN AGENT’S MESSAGE TO BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

THE DEPOSITARY FOR THE OFFER IS:

By Regular Mail: Computershare Investor Services Inc. P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	By Hand, Courier or Registered Mail: Computershare Investor Services Inc. 100 University Avenue 8th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

North American Toll Free: 1-800-564-6253 Overseas: 1-514-982-7555 E-Mail: corporateactions@computershare.com

The instructions contained herein and elsewhere in the Offer and Circular should be read carefully before this Letter of Transmittal is completed.

This Letter of Transmittal is to be used by the Noteholders. Tender or deposit of the Convertible Notes is to be made according to the ATOP procedures pursuant to the procedures set forth in Section 3 of the Offer to Purchase, “Procedure for Depositing Convertible Notes”. DTC participants that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the DTC account (the “Depositary’s Account”) of the Depositary, the depositary of the Offer. DTC will then send a computer generated message known as an “agent’s message” to the Depositary for its acceptance. For you to validly tender or deposit your Convertible Notes to the Offer, the Depositary must receive and confirm, prior to the Expiration Date, an agent’s message under the ATOP procedures that affirms that:

•	DTC has received your instructions to tender or deposit your Convertible Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender or deposit outstanding Convertible Notes, you will not be required to deliver this Letter of Transmittal to the Depositary. However, you will be bound by its terms just as if you had signed and submitted it.

Each Noteholder who has validly deposited Convertible Notes by using the ATOP procedures (such Convertible Notes, the “Deposited Convertible Notes”) and who has not withdrawn such Convertible Notes will receive the purchase price of US$1,075 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Convertible Notes (the “Purchase Price”), plus a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer, for all Convertible Notes purchased on the terms and subject to the conditions of the Offer. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Convertible Notes by reason of any delay in paying for any Convertible Notes or otherwise.

If the Company terminates the Offer without purchasing any Convertible Notes deposited pursuant to the Offer, it will promptly return the Convertible Notes deposited pursuant to the Offer to the depositing Noteholders, at the Company’s expense, through the facilities of DTC, by book-entry transfer. In the event that the Offer is terminated or otherwise not completed, you will not receive cash in respect of any of your Convertible Notes that have been tendered or deposited in response to the Offer, even if you have validly tendered or deposited such Convertible Notes.

Noteholders who have validly transferred and delivered the Deposited Convertible Notes through the ATOP procedures to the Depositary’s Account with DTC and, subject only to the provisions of the Offer regarding withdrawal, irrevocably accept the Offer for such Deposited Convertible Notes upon the terms and conditions contained in the Offer and Circular and this related Letter of Transmittal and hereby assign all right, title and interest therein to the Company.

The consummation of the Offer is subject to certain conditions, as more fully described in Section 5 of the Offer to Purchase, “Conditions of the Offer”.

The instructions included with this Letter of Transmittal must be followed. Questions regarding the terms of the Offer and questions and requests for assistance with tendering or depositing Convertible Notes or for additional copies of the Offer and Circular and this Letter of Transmittal may be directed to the Depositary, whose addresses and telephone numbers appear on the second page of this Letter of Transmittal.

THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OR DEPOSITS OF CONVERTIBLE NOTES BE ACCEPTED FROM OR ON BEHALF OF) NOTEHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

By tendering or depositing outstanding Convertible Notes to the Offer, upon the terms and subject to the conditions of the Offer, you hereby:

1.	acknowledge receipt of the Offer and Circular, this Letter of Transmittal and the instructions hereto and agree to be bound by all terms and conditions of the Offer including, without limitation, those included hereto;

2.	on and subject to the terms and conditions of the Offer, tender or deposit to us the principal amount of Convertible Notes indicated in the applicable agent’s message, and exchange, deposit and sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the Deposited Convertible Notes, including any and all rights and benefits arising from the Deposited Convertible Notes and any rights and benefits under the Trust Indenture, waive any and all other rights with respect to such Convertible Notes, including, without limitation, any existing or past defaults, and release and discharge us from any and all claims you may have now, or may have in the future, arising out of, or related to, such Convertible Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to such Convertible Notes or to participate in any redemption or defeasance of such Convertible Notes, effective from the Expiration Date, unless the Offer is withdrawn by the Company;

3.	represent and warrant that: (a) you have full power and authority to tender, deposit, sell, assign and transfer the Deposited Convertible Notes; (b) you own the Deposited Convertible Notes free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever and you have not sold, assigned or transferred, or agreed to sell, assign or transfer, any of such Deposited Convertible Notes to any other person; (c) the deposit of the Deposited Convertible Notes complies with applicable securities laws; and (d) if and when the Deposited Convertible Notes are taken up by the Company, the Company will acquire good title thereto, free and clear of hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever;

4.	direct the Company and the Depositary, upon the Company taking up and paying for the Deposited Convertible Notes, to pay for the Deposited Convertible Notes validly deposited pursuant to the Offer and not validly withdrawn through a wire transfer to DTC for the account of the Noteholder;

5.	waive any right to receive notice of purchase of the Deposited Convertible Notes;

6.	irrevocably constitute and appoint the Company, and any other persons designated by the Company in writing, as the true and lawful agents, attorneys and attorneys-in-fact, on behalf of the Noteholder with respect to the Deposited Convertible Notes, effective from and after the Expiration Date, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

(a)	to register or record the transfer and/or cancellation of such Deposited Convertible Notes on the appropriate registers (as applicable);

(b)	to exercise any and all rights in respect of the Deposited Convertible Notes, including, without limitation, to vote any or all Deposited Convertible Notes, to execute and deliver any and all instruments of proxy, authorizations or consents in a form and on terms satisfactory to the Company in respect of any or all Deposited Convertible Notes, to revoke any such instrument, authorization or consent given prior to or after the Expiration Date, to designate in such instrument, authorization or consent and/or designate in any such instruments of proxy any person or persons as the proxy of DTC, on behalf of the Noteholder, in respect of the Deposited Convertible Notes, for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof) or resolutions of Noteholders; and

(c)	to exercise any other rights of a holder of Deposited Convertible Notes;

7.	covenant to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable in connection with the foregoing or the Offer in order to complete the sale, assignment and transfer of the Deposited Convertible Notes;

8.	understand that, except as otherwise provided in Section 4 of the Offer to Purchase, “Withdrawal Rights” or otherwise required or permitted by applicable laws, all deposits of Convertible Notes pursuant to the Offer will be irrevocable and that Convertible Notes deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Noteholder at any time, subject to the conditions set forth in such Section 4 of the Offer to Purchase, “Withdrawal Rights”;

9.	understand that tenders or deposits of your Convertible Notes pursuant to the procedures described in the Offer and Circular and in the instructions hereto and acceptance thereof by the Company will constitute a binding agreement between you and the Company, effective as of the Expiration Date, upon the terms, and subject to the conditions, of the Offer;

10.	understand that the Company will be deemed to have accepted for purchase validly tendered or deposited Convertible Notes (or defectively tendered or deposited Convertible Notes with respect to which the Company has waived such defect), if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Depositary;

11.	understand that the Company will not accept for purchase any Convertible Notes tendered or deposited after the Expiration Date. In addition, you understand that your Convertible Notes must be validly tendered or deposited, and not validly withdrawn, prior to the Expiration Date in order to receive the applicable Purchase Price and any other applicable amount owing under the Offer;

12.	understand that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt and confirmation of an “agent’s message”;

13.	acknowledge that all authority conferred or agreed to be conferred by this Letter of Transmittal and by the Noteholder in respect of the Deposited Convertible Notes is, to the maximum extent permitted by law, irrevocable and coupled with an interest and shall survive the death or incapacity, bankruptcy or insolvency of DTC and the Noteholder, and that all obligations of DTC and the Noteholder in respect of the Deposited Convertible Notes herein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of DTC and the Noteholder in respect of the Deposited Convertible Notes; and

14.	shall be deemed to have agreed, and acknowledged that: (a) all questions as to the number of Deposited Convertible Notes to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Deposited Convertible Notes, will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties; (b) the Company reserves the absolute right to reject any or all deposits of Deposited Convertible Notes determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions set forth in the Offer and Circular and in this Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company’s counsel, be unlawful; (c) the Company reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Deposited Convertible Notes; (d) the Company’s interpretation of the terms and conditions of the Offer (including this related Letter of Transmittal) will be final and binding on all parties; (e) no deposit of Deposited Convertible Notes will be deemed to be properly made until all defects and irregularities have been cured or waived; (f) unless waived, any defects or irregularities in connection with deposits must be cured within such time as the Company shall determine; and (g) none of the Company, the Depositary, the trustee of the Convertible Notes or any other person is or will be obligated to give notice of any defect or irregularity in deposits, nor shall any of them or incur any liability for failure to give any such notice.

Very truly yours,

GRAN TIERRA ENERGY INC.

INSTRUCTIONS
Forming Part of the Terms and Conditions of the Offer

1. Book-Entry Confirmations; Consideration; Withdrawal of Tenders. To be eligible to receive the Purchase Price and any other applicable amount owing under the Offer for the tender of Convertible Notes in the Offer, a confirmation of any book-entry transfer into the account of the Depositary at DTC through the ATOP procedures of Convertible Notes tendered electronically must be received (and not validly withdrawn) by the Depositary prior to the Expiration Date. Valid tenders of Convertible Notes in the Offer made prior to the Expiration Date will be accepted in accordance with the procedures described in the preceding sentence or otherwise in compliance with this Letter of Transmittal. You are solely responsible for ensuring that your Convertible Notes are validly tendered in the Offer. It is suggested that Noteholders tender their Convertible Notes sufficiently in advance of the Expiration Date to permit delivery by DTC of the agent’s message to the Depositary prior to such time. The delivery will be deemed made when the agent’s message is actually received and confirmed by the Depositary. Noteholders who validly tender and do not validly withdraw Convertible Notes will be paid an amount in cash equal to all accrued and unpaid interest, if any, outstanding on such Convertible Notes from the last interest payment date on such Convertible Notes up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

Convertible Notes deposited pursuant to the Offer may be withdrawn at any time: (i) prior to the Expiration Date; (ii) if the Convertible Notes have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Convertible Notes; (iii) if the Convertible Notes have been taken up but not paid for by the Company within three business days of being taken up; (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Convertible Notes under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase; or (v) if not yet accepted by July 16, 2019, which is 40 days from the commencement of the Offer.

Withdrawal of Convertible Notes deposited pursuant to the Offer may be accomplished by complying with the applicable ATOP procedures for withdrawal of tenders or deposits. The Depositary must receive the “request message” relating to a Noteholder’s withdrawal prior to the Expiration Date, assuming no additional withdrawal rights are so required. Any Convertible Notes properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Convertible Notes may be redeposited prior to the Expiration Date by again following the procedures described in Section 3 of the Offer to Purchase, “Procedure for Depositing Convertible Notes”.

All questions as to the form, validity and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the trustee of the Convertible Notes or any other person shall be under any duty to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

2. Minimum Tenders. The Offer is not conditional upon any minimum number of Convertible Notes being deposited under the Offer. However, no alternative, conditional or contingent tenders will be accepted. The entire principal amount of Convertible Notes set forth in a participant’s DTC account will be deemed to have been tendered, unless otherwise indicated. If the entire principal amount of Convertible Notes is not tendered or not accepted for purchase, Convertible Notes representing such untendered amount will be returned by credit to the participant’s account at DTC promptly after the Convertible Notes are taken up under the Offer.

3. Transfer Taxes. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Convertible Notes pursuant to the Offer. If, however, payment is to be made to, or if Convertible Notes not tendered or not accepted for purchase are to be registered in the name of or delivered to, any persons other than the registered Noteholders, the amount of any transfer taxes (whether imposed on the registered Noteholder or such other person) payable on account of the transfer to such other person will be deducted from the payment unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

4. Irregularities. All questions as to the validity (including time of receipt) and acceptance of tenders of Convertible Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. The Company reserves the absolute right to reject any or all tenders in respect of the Convertible Notes the acceptance of which would, in the Company’s opinion, be unlawful. The Company also reserves the right, in the Company’s sole discretion, to waive any defects, irregularities or conditions of tender of Convertible Notes. The Company’s interpretation of the terms and conditions of the Offer (including the instructions in this Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Convertible Notes must be cured within such time as the Company determines, unless waived by the Company. Valid tenders of Convertible Notes shall not have been deemed to have been made until all defects or irregularities have been waived by the Company or cured. All tendering Noteholders, by tender of Convertible Notes in the Offer, waive any right to receive notice of the acceptance of their Convertible Notes for purchase. Neither the Company, the Depositary, the trustee of the Convertible Notes nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Convertible Notes, or will incur any liability to Noteholders for failure to give any such notice.

5. Waiver of Conditions. While the Company has no current plans or arrangements to do so, the Company expressly reserves the absolute right, in the Company’s sole discretion, to amend or waive any of the conditions of the Offer in the case of any Convertible Notes tendered, in whole or in part, at any time and from time to time. In the case of an amendment to a condition of the Offer, the Company will give notice to Noteholders of such amendment as may be required by applicable law.

6. Information Reporting and Backup Withholding. Payments made to Noteholders may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. Certain Noteholders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, a Noteholder who is a U.S. person for U.S. federal income tax purposes (a “U.S. Holder”) and that does not otherwise establish an exemption should complete and return an IRS Form W-9 certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to backup withholding. Failure to provide the correct information on the IRS Form W-9 may subject the tendering U.S. Holder to a $50 penalty imposed by the IRS. To avoid backup withholding, a holder that is a non-U.S. person for U.S. federal income tax purposes generally is required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E, or other applicable IRS Form W-8, certifying the holder’s non-U.S. status. IRS forms may be obtained from the IRS website, www.irs.gov.

7. Requests for Assistance or Additional Copies. Any questions regarding the terms of the Offer, requests for additional copies of documentation related to the Offer, and any questions or requests for assistance in tendering may be directed to the Depositary at the locations and telephone numbers set forth on the second page of this Letter of Transmittal. Noteholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.